UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

August 2, 2006 (July 31, 2006)

Date of Report (Date of earliest event reported)

BEA SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22369	77-0394711
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2315 North First Street

San Jose, California 95131

(Address of principal executive offices)

(408) 570-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 31, 2006, BEA Systems, Inc. (the “Company”) entered into a Credit Agreement among the Company, JPMorgan Chase Bank, National Association, as Administrative Agent, Citicorp USA, Inc., as Syndication Agent, Bank of America, N.A., Comerica Bank and Deutsche Bank AG New York Branch, as Co-Documentation Agents, and the lenders party thereto from time to time (the “Credit Agreement”). The Credit Agreement provides for a $500.0 million unsecured revolving credit facility, with a $20.0 million letter of credit sublimit, a $25.0 million swingline loan sublimit and a $100.0 million foreign currency sublimit. The Credit Agreement also contains an expansion option permitting the Company to arrange with existing lenders and/or new lenders for them to provide up to an aggregate of $250.0 million in additional commitments. At closing, the Company borrowed $215.0 million under the Credit Agreement to repay in full its existing credit facility. The remainder of the facility was undrawn at closing.

Loans may be made in U.S. dollars, euros or other currencies agreed to by the lenders. Loans will bear interest at the election of the Company at the prime rate or at an adjusted LIBOR rate plus a margin that varies with the Company’s leverage ratio (a “eurocurrency loan”). Interest on the loans is payable quarterly in arrears with respect to prime rate loans and at the end of an interest period (or at each three month interval in the case of loans with interest periods greater than three months) in the case of eurocurrency loans.

Principal, together with accrued interest, is due on the maturity date, July 31, 2011. The Company may prepay the loans and terminate the commitments at any time, without premium or penalty, subject to reimbursement of certain costs in the case of eurocurrency loans.

The credit facility requires the Company to comply with a minimum interest coverage ratio and a maximum leverage ratio and to maintain a minimum level of unrestricted cash and investments at the end of each fiscal quarter.

Additionally, the credit facility contains affirmative covenants, including covenants regarding the payment of taxes and other obligations, maintenance of insurance, reporting requirements and compliance with applicable laws and regulations. The credit facility contains negative covenants, among other things, limiting the ability of the Company’s subsidiaries to incur debt and limiting the ability of the Company and its subsidiaries to grant liens, make acquisitions, make certain restricted payments and sell assets. The events of default under the credit facility include payment defaults, cross defaults with certain other indebtedness, breaches of covenants, judgment defaults, bankruptcy events and the occurrence of a change in control (as defined in the Credit Agreement).

Item 1.02 Termination of a Material Definitive Agreement

In connection with the entry by the Company into the Credit Agreement, on July 31, 2006, the Company repaid in full, and terminated the commitments under, the Credit Agreement, dated as of October 12, 2004, by and among the Company, KeyBank National Association, as lead arranger and administrative agent, Wells Fargo Bank, N.A., as syndication agent, ABN AMRO Bank N.V., Bank of America, N.A. and Comerica Bank, as co-documentation agents, and the lenders party thereto.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 above is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEA SYSTEMS, INC.

Date: August 2, 2006	By:	/s/ Mark P. Dentinger
Mark P. Dentinger
Executive Vice President and Chief Financial Officer